Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

SCHEDULE A

Licensee Name:	Nuveen Services, LLC	Data License Agreement Reference #:	HDL_03113

		Data License Agreement Date:	1-Apr-2010

1.    Location(s) at which Licensee entity(ies) are permitted to use the Service:

Nuveen LLC - 730 Third Avenue - 6th Floor New York New York 10017-3206 United States

TIAA-CREF Investment Management, LLC - 730 Third Avenue, 6th Floor, New York, NY 10017 USA

TIAA-CREF Investment Management, LLC - 560 Mission Street, Suite 1100, San Francisco, CA 94105 USA

TIAA-CREF Investment Management, LLC - 8500 Andrew Carnegie Boulevard, Charlotte, NC 28262 USA

TIAA - 730 Third Avenue, 6th Floor, New York, NY 10017 USA

TIAA - 560 Mission Street, Suite 1100, San Francisco, CA 94105 USA

TIAA - 8925 Andrew Carnegie Boulevard, Charlotte, NC 28262 USA 10017 USA

Teachers Advisors, LLC - 730 Third Avenue, 6th Floor, New York, NY 10017 USA

Teachers Advisors, LLC - 560 Mission Street, Suite 1100, San Francisco, CA 94105 USA

Teachers Advisors, LLC - 8500 Andrew Carnegie Boulevard, Charlotte, NC 28262 USA 10017 USA

Nuveen Investments Holdings, Inc. - 333 West Wacker Drive, Chicago, IL 60606 USA

2.    Business unit(s) within licensed location(s) permitted to use the Service:

Investment Manager

3.    Term:

Initial Term: 1-Jan-2023 to 31-Dec-2023

Renewal Term: one (1) year

4.     Service:

Service	Vendor	Frequency	Annual License Fees in USD
Bloomberg MSCI ESG Fixed Income Indexes - Bloomberg MSCI 1-5 Year US Aggregate ESG Select Index	Unlimited licensed vendors. Bloomberg, MSCI; Bank of New York Mellon (as Custodian)	N/A
Total Annual License Fees in USD:

a)

If Schedule No. 19 between MSCI and Licensee with an effective date of January 1, 2023 terminates or expires for any reason, the annual license fee under this Schedule A shall be subject to review and change.

b)	If the Initial Term (as specified above) is shorter or longer than one (1) year, then Licensee will receive an invoice(s) based on the annual license fees set forth above (pro-rated as applicable).

c)

For the avoidance of doubt, (a) Licensee User licenses purchased under any Schedules A to the Data License Agreement apply to all Schedules A thereunder (including, without limitation, to all locations thereunder), unless otherwise agreed by the parties in writing; (b) references to “Users” in Schedules A are references to “Licensee Users”.

5.     Term of Payment:

Annually in advance                                         Tax Exempt: No

6.     Additional Terms and Conditions:

a)    Note for Affiliates:

1.  The Service may be used by the business units and affiliates at the locations set forth above in accordance with the terms of the License Agreement. Licensee hereby agrees on behalf of itself and each of its affiliates expressly permitted hereunder to use the Service that: (a) each such Licensee affiliate will comply with all the terms and conditions of the License Agreement as if it were the Licensee; (b) Licensee and the relevant Licensee affiliate shall be jointly and severally liable directly to MSCI for any breach of the License Agreement by the relevant Licensee affiliate; (c) a breach of the License Agreement by any such Licensee affiliate will be deemed to be a breach by Licensee that may result in, among other things, termination of the License Agreement, and MSCI may pursue its remedies for such breach against Licensee directly; and (d) each such affiliate may use the Service only so long such affiliate continues to be majority-owned and controlled by Licensee.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

2. For the avoidance of doubt, entities that Licensee may purchase, acquire or merge with, as well as any other entities that are introduced into the Licensee’s corporate group as a result of an acquisition of Licensee, are expressly excluded from this Schedule A and are prohibited from using or accessing the Service unless separately licensed by MSCI.

3. MSCI reserves the right, in its sole discretion, to (i) review the list of affiliates permitted to use the Service (as set forth above), and (ii) terminate any affiliate’s license to the Service (upon written notice) and require a direct license agreement with each such affiliate for the Service. Privacy Notice. Information regarding MSCI’s processing of personal data may be found at www.msci.com/privacy-pledge.

b)	For the avoidance of doubt, the signatory entity is not a licensed location under this Schedule A and shall have no right to access and/or use the Service.

Note: Please note that the above language shall not be added when the signatory entity is a licensed location/user, even if the address of the signatory entity is different from what is specified in the agreement.

c)	Rolling History:

The Service may include a rolling period of historical data (the “Rolling History”). Licensee may not store, archive or otherwise save or use any data beyond the then-current Rolling History. Data which falls outside the scope of then-current Rolling History shall be deemed to be a “Terminated Service”, and Licensee shall delete and purge, on a monthly basis, all Terminated Services from all Licensee systems or otherwise in Licensee’s possession or control. For the avoidance of doubt, each month, the oldest month’s worth of Rolling History shall be deemed to be a Terminated Service. Notwithstanding the foregoing, any provisions of the Data License Agreement expressly permitting Licensee to retain copies of the Terminated Service following termination of the Data License Agreement shall also apply to the Terminated Service hereunder.

d)

The parties hereto acknowledge that this Schedule A is an integral part of the Data License Agreement identified above. To the extent any provision in this Schedule A conflicts with any provision in such Data License Agreement, the provision contained in this Schedule A shall control with respect to the Service(s) provided under this Schedule A. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed in the Data License Agreement.

e)	MSCI will deliver directly to Licensee the corresponding Advanced Corporate Events (ACE) file, which will be deemed part of the “Service” hereunder.

f)	In order for MSCI to be able to deliver the Service(s) to Licensee, Licensee shall first provide MSCI with all required delivery details.

g)

If the Licensee is receiving the Service(s) from more than one vendor, any discounts applicable to any second or multiple vendor fees shall automatically and immediately terminate if Licensee terminates receipt from the primary vendor.

h)

Notwithstanding anything to the contrary in the Data License Agreement or otherwise, the parties hereby agree that an authorized representative of either party may execute this Schedule A, and any other schedules, addenda, exhibits, amendments or other documents or modifications to or governed by the Data License Agreement using an electronic signature, and any such electronic signature shall be deemed effective, binding and enforceable against such party.

i)	Note for all third-party vendor delivered services:

Licensee hereby acknowledges that its use of the Service shall be governed solely by this Schedule A and the Data License Agreement to which it is attached notwithstanding anything to the contrary in any agreement that Licensee may enter into with any third party source or vendor. To the extent any terms or conditions regarding the Service contained in Licensee’s agreement with a third party source or vendor conflict with any terms or conditions of this Schedule A or the Data License Agreement, the terms or conditions (as applicable) of this Schedule A and the Data License Agreement shall control. It is Licensee’s sole responsibility to arrange for access to or delivery of the Service or the relevant portion thereof from any third party source or vendor.

j)	Note for Bloomberg-delivered services:

For any daily Services delivered by Bloomberg, the weights may be calculated by Bloomberg using Bloomberg calculated prices and exchange rates. In order to obtain real-time prices for the constituents of the MSCI indices contained in the Service, Licensee must enter into an appropriate agreement directly with the relevant exchanges.

k)	Note for Unlimited License Vendor:

Licensee is entitled to receive the Service from any vendor then-currently licensed by MSCI to distribute such Service (which may be subject to additional fees). The Service may not be available for distribution by all then-current MSCI vendors. Licensee will not automatically be permissioned with respect to the vendors and will be required to notify MSCI to receive the Service from any particular vendor.

l)	Licensee represents and warrants that Licensee and its use of the Services will not violate or cause the violation of any applicable sanction, law, rule, or regulation.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

m)

Notwithstanding anything to the contrary in the Data License Agreement, in the event of any act of or action by any government or governmental authority that MSCI, in its sole discretion, believes directly or indirectly restricts MSCI’s ability to deliver a hard copy of a notice, an Electronic Notice will be sufficient, whereby, the “Electronic Notice” means a notice or communication transmitted via email, online portal or site, or other electronic or similar process.

n)

For the purposes of this Schedule A, references to MSCI in the Data License Agreement and this Schedule A shall mean MSCI Inc. Notwithstanding anything to the contrary, it is acknowledged and agreed that MSCI Inc. is entering into this Schedule A solely with respect to, and responsible for, the Service received by Licensee hereunder within the United States (“US License”).

7.	Bloomberg MSCI ESG Fixed Income Indexes:

The following terms and conditions apply to the Bloomberg MSCI ESG Fixed Income Indexes:

a)

NOTWITHSTANDING ANYTHING TO THE CONTRARY, LICENSEE’S LIABILITY FOR MISUSE AND/OR MISAPPROPRIATION OF THE MSCI PARTIES’ INTELLECTUAL PROPERTY AND/OR PROPRIETARY INFORMATION SHALL NOT BE LIMITED HEREUNDER.

b)

Licensee acknowledges that the Service and all intellectual property rights in respect thereof are the property of MSCI, its affiliates and its data providers (as applicable), and that the use of the Service shall not be construed to vest in Licensee any rights with respect to the Service except as expressly authorized herein.

c)

If and to the extent that the Service provided to Licensee contains any Bond Constituent Level Data, Licensee shall only store and use such Bond Constituent Level Data on (i) an Internally Developed Platform or (ii) an authorized third party platform set forth on this Schedule A and subject to any restrictions in this Schedule A. Upon termination of this Schedule A, Licensee must return or procure the return of all copies of the Terminated Service in any form, except to the extent such Terminated Service is required to comply with applicable legal and regulatory requirements, or Licensee reasonably determines that it would be unduly onerous to return or destroy copies of the Terminated Service which are commingled with other data in Licensee’s data-backup files, and in such case, Licensee may retain such copies of the Terminated Service but Licensee may not use such copies of the Terminated Service. Nothing contained in this Section shall prevent Licensee from using data-backup files containing Terminated Service to restore lost data of Licensee provided that if copies of any Terminated Service are created as a result of such use of the data-backup files, such copies of any Terminated Service shall be destroyed or returned to MSCI. “Bond Constituent Level Data” means the price, security identifier, market value, sector classification code, FX rate, position and total return for each constituent security or financial product in the Service. “Internally Developed Platform” means Licensee’s internally-developed software applications used primarily to store, retrieve and manage data and/or perform analysis activities to compare Licensee’s portfolios to the Service in order to measure risk or to perform model development; and such internally developed software applications may contain reporting functions that provide information on both the constituent and aggregated levels, which reports may be exported into commercially available spreadsheets and other software programs.

d)	If and to the extent that the Service provided to Licensee contains any ESG data, Licensee shall only use such ESG data internally in connection with the applicable Index.

e)

To the extent that Licensee at any time receives any Service containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which is best. No evaluation method, including those used by the MSCI Parties, may consistently generate approximations that correspond to actual “traded” prices of the instruments; (ii) the methodologies of the MSCI Parties used to provide the pricing portion of certain data contained in the Service may rely on evaluations; however, Licensee acknowledges that there may be errors or defects in software, databases, or methodologies of the MSCI Parties that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) Licensee assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of use of evaluations and other pricing data provided via the Service in Licensee’s applications, regardless of any efforts made by the MSCI Parties in this respect.

f)

Actionable prices can be obtained only on a real-time, expressly agreed upon basis. Any indicative valuations within the Service are provided for information only, and the MSCI Parties make no representations or warranties with respect to any indicative valuations. They are not an offer to enter into, transfer and assign or terminate any transaction, or a commitment by the MSCI Parties to make such an offer. An indicative valuation may differ substantially from an actionable value. Such estimates do not necessarily reflect internal bookkeeping or theoretical model-based valuations of the MSCI Parties. Certain factors which may not have been assessed for purposes of these valuations, including, for example, notional amounts, credit spreads, underlying volatility, costs of carry or use of capital and profit, may substantially affect a stated valuation. Indicative valuations in materials within the Service may vary significantly from indicative valuations available from other sources. Hypothetical or simulated performance results have inherent limitations. Unlike an actual performance record, simulated results do not represent actual trading. Also, since the trades have not actually been executed, the results may have under- or over-compensated for the impact, if any, of certain market factors, such as lack of liquidity. Simulated trading programs in general are designed with the benefit of hindsight, no representation is being made that any account will or is likely to achieve profits or losses similar to those shown.

g)

Under no circumstances should any of the Service be used or considered as an offer to sell or a solicitation of any offer to buy securities or any other instruments by Bloomberg Index Services Limited (“Bloomberg”), MSCI or any issuer. Offers can only be made where lawful under applicable law. One or more directors, officers and/or employees of Bloomberg or MSCI may be a director of the issuer of securities mentioned in the Service.

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

h)

Notwithstanding anything to the contrary, Licensee shall not use or permit use of the Service (i) to construct or facilitate the construction of products which compete with the Service or (ii) for back office accounting functions customary in the securities industry, including, trust accounting, fund accounting, brokerage activities, trading and settlement management and reporting, order execution, inventory control, and general management of financial and operations functions.

i)

To the extent that the Data License Agreement authorizes Licensee to disclose a non-material amount of any data contained in the Service, then, in connection with any such authorized disclosure, Licensee must provide the following or a similar notice (in place of or near any other notice specified in the Data License Agreement) in close proximity to the reproduced data:

Source: Bloomberg MSCI ESG Fixed Income Indexes, Copyright 202 : Bloomberg Index Services Limited (“Bloomberg”) and MSCI ESG Research LLC (“MSCI”). Neither Bloomberg, MSCI nor any other party involved in or related to compiling, computing or creating the data makes any express or implied warranties or representations with respect to such data (or the results to be obtained by the use thereof), and all such parties hereby expressly disclaim all warranties of originality, accuracy, completeness, merchantability or fitness for a particular purpose with respect to any of such data. Without limiting any of the foregoing, in no event shall Bloomberg, MSCI, any of their affiliates or any third party involved in or related to compiling, computing or creating the data have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages. No further distribution or dissemination of the data is permitted.

j)

Bloomberg and MSCI may collect data generated as a result of use of the Service by Licensee and provided and/or made available to Bloomberg and MSCI as a result of this Schedule A and/or concerning Licensee’s usage of the Service, and Licensee acknowledges and hereby agrees that Bloomberg and MSCI may use such data, including Licensee’s contact and delivery information, for its own internal business purposes including so as to: (i) allow for delivery of the Service to Licensee and for reporting purposes between Bloomberg and MSCI; (ii) enable Bloomberg and MSCI to better tailor products to meet its customers’ particular requirements; (iii) improve the Service; and (iv) provided that such data has been anonymized, for any other purpose.

ACKNOWLEDGED AND AGREED:

LICENSEE Nuveen Services, LLC By(signature): /s/ Jon Byers Name: Jon Byers Title: Sr. Sourcing Manager Date: 3/16/2023	MSCI Inc. By(signature): /s/ Joke Jacinto Name: Joke Jacinto Title: Executive Director Date: Mar 31, 2023